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Exhibit 99.1

Financial Update by CFO

November 21, 2001

    Overall, the business scenario for Ultratech Stepper remains essentially unchanged from management's comments last month in the 3Q01 earnings teleconference. As usual this early in the quarter, activities to increase visibility have not yet started to occur. The Company remains focused on executing the previously announced plans to lessen expenses and drop the operating income breakeven point. The financial and market outlook and goals for the Company for 4Q01 and 2002 remain the same as stated in the 3Q01 earnings teleconference comments.

Safe Harbor Statement

    The statements contained herein are considered forward-looking statements that involve numerous risks and uncertainties, including a high degree of non-linearity of the Company's system shipments and system acceptances. Due to the high average selling prices of the Company's systems, the loss of even a single planned revenue event would materially adversely impact the Company's results of operations. Additional risks and uncertainties include cyclicality in the semiconductor and microsystems markets, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the Company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies and the effects of the California power shortage. Such risks and uncertainties are described in the Company's SEC reports including the Company's Annual Report on Form 10-K filed as of December 31, 2000 and form 10-Q filed as of September 30, 2001.

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Exhibit 99.1 Financial Update by CFO November 21, 2001